Exhibit 10.1

                SECOND LEASE MODIFICATION AND EXTENSION AGREEMENT



     AGREEMENT made this ____ day of May 2004 between JOSEPH P. DAY REALTY CORP., as agent for 2 West 45th Street Joint Venture ("Owner"), 9 East 40th Street, New York, New York 10016 and HARVEY ELECTRONICS, INC., f/k/a The Harvey Group, Inc. ("Tenant"), 205 Chubb Avenue, Lyndhurst, New Jersey 07071;



                              W I T N E S S E T H :

     WHEREAS, the parties are Owner and Tenant respectively under lease dated October 17, 1980, covering the ground floor store, mezzanine and a portion of the basement (the "Demised Premises") as set forth in the lease, at 2 West 45th Street, New York, New York (the "Building"), which lease was modified and extended by Lease Modification and Extension Agreement dated January 26, 1995; Lease Modification Agreement dated December 23, 1997 and Lease Modification Agreement dated February 12, 2002 (the lease as so modified and extended is hereinafter referred to as the "Lease"); and

     WHEREAS, the parties wish to extend the term of the Lease on the terms set forth in this Agreement;

     NOW, THEREFORE, the parties agree as follows:

     1. The term of the Lease shall be extended for a period of 10 years commencing July 1, 2005 and ending June 30, 2015 (the "Extended Term").

     2. During the Extended Term,

     (a) Tenant shall pay annual rental at the rate of $637,182 per annum commencing on July 1, 2005; it is agreed such annual rental rate shall be increased effective July 1, 2005 by the annualized increase (if any) in (i) the Real Estate Tax escalation payable by Tenant under the Lease in the billing period which includes June 30, 2005 over the Real Estate Tax escalation payable by Tenant in the billing period which includes the date of execution of this Agreement, and (ii) porter's wage escalation payable by Tenant under the Lease in the billing period which includes June 30, 2005 (to the extent of one half of such increase) over the porter's wage escalation payable by Tenant in the billing period which includes the date of execution of this Agreement; Tenant agrees that commencing on July 1, 2006 and on July 1 of each subsequent year during the Extended Term such annual rental rate shall be increased by 3% over the annual rental rate for the preceding 12-month period (as increased under this Article);

     (b) during the Extended Term, Tenant shall not be required to pay porter's wage escalation pursuant to Article 36 of the Lease or operating expense escalation pursuant to Article 37 of the Lease;

     (c) during the Extended Term, Tenant shall pay Real Estate Tax escalation pursuant to Article 35 of the Lease in the event Real Estate Taxes shall be increased above Real Estate Taxes for the fiscal tax year ending June 30, 2005, which fiscal year shall be referred to during the Extended Term as the "Tax Base Year"; and

     (d) during the Extended Term, Owner shall furnish electricity in the Demised Premises pursuant to Article 44 of the Lease; the last subparagraph of
Article 44 shall be re-stated effective on the Commencement Date of the Extended Term to read as follows:

          Tenant agrees that pending a survey as above provided, its space minimum rental shall be increased by the amount of $78,896.04 per annum ($6,574.67 per month) payable in advance on the first day of each and every month (in no event shall this minimum rental increase for furnishing electricity be reduced below the aforesaid amount for so long as Owner is furnishing electricity) and in consideration of such increase in the rental, the Owner is to supply Tenant with free electricity.

     3. During the Extended Term, Articles 53 and 67 of the Lease shall not apply. The option set forth in the Lease Modification Agreement dated February 12, 2002 shall no longer be exercisable, it being agreed that the extension of term set forth in this Agreement is the result of negotiations between the parties with respect to such option and supersedes the rights of the parties under such option and such option is merged into this Agreement and does not survive.

     4. This Agreement is offered to Tenant for signature by the managing agent of the Building solely in its capacity as such agent and subject to Owner's acceptance and approval. Tenant shall affix its signature hereto with the understanding that such act shall not, in any way, bind Owner or its agent until such time as this Agreement shall have been approved and executed by the managing agent or the Owner and delivered to Tenant.

     5. Tenant covenants, warrants and represents that there was no broker except Joseph P. Day Realty Corp. instrumental in consummating this Agreement and that no conversations or negotiations were had with any broker except Joseph
P. Day Realty Corp. concerning the terms of this Agreement. Tenant agrees to hold Owner harmless against any claims for a brokerage commission arising out of any conversations or negotiations had by Tenant with any broker except Joseph P. Day Realty Corp.

     6. Except as specifically modified herein, Owner and Tenant ratify, confirm, accept and agree to all of the terms, covenants and conditions of the Lease. This Agreement shall inure to the benefit of and bind the parties hereto, their legal representatives, successors and assigns. Tenant shall look only to Owner's estate and interest in the land and Building, for the satisfaction of Tenant's remedies for the collection of a judgment (or other judicial process) against Owner in the event of any default by Owner under the Lease or this Agreement, and no other property or assets of such Owner (or any partner, member, officer or director thereof, disclosed or undisclosed), shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant's remedies under or with respect to the Lease or this Agreement, the relationship of Owner and Tenant hereunder, or Tenant's use and occupancy of the demised premises.

     7. This Agreement shall inure to the benefit of and bind the parties hereto, their legal representatives, successors and assigns.

     IN WITNESS WHEREOF, the parties have hereunto set their hands and seals the day and year first above written.

                                    JOSEPH P. DAY REALTY CORP., as agent
                                    (Owner)


                                    By:_________________________________


                                    HARVEY ELECTRONICS, INC.
                                    (Tenant)


                                    By:________________________________